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Press Release

MEDIA CONTACT: Linda Thrasher, 763-577-2864

INVESTOR CONTACT: Douglas Hoadley, 763-577-2867

MOSAIC ANNOUNCES PRELIMINARY GLOBAL RESOLUTION

WITH U.S. AGRI-CHEMICALS

PLYMOUTH, MN – August 8, 2005 – The Mosaic Company (NYSE: MOS) announced today that it has entered into a non-binding term sheet encompassing a global resolution with U.S. Agri-Chemicals Corp. (USAC) and its parent, Sinochem Corporation (Sinochem), on various commercial matters involving the parties. This global resolution includes the early termination of Mosaic’s existing phosphate rock sales agreement with USAC. USAC has informed Mosaic that it intends to cease phosphate operations at its Bartow and Ft. Meade, Florida facilities upon the exhaustion of its remaining raw materials inventories.

The global resolution, as more fully detailed below, includes payment by Mosaic of $84 million (which includes accrued interest charges) for the early termination of Mosaic’s phosphate rock sales agreement, which otherwise is in effect with USAC until October 1, 2007. Mosaic would also agree to settle an existing lawsuit relating to prior pricing disputes under the rock sales agreement for approximately $10 million. In addition, Mosaic would agree to issue approximately $38 million in shares of Mosaic common stock to USAC in exchange for the acquisition of various equipment, spare parts, and real property containing approximately three million short tons of unmined phosphate reserves at or near USAC’s Florida plants.

The phosphate rock sales agreement was originally entered into by IMC Phosphates Company in 1994 and was extended by the parties until 2014 in 1999. IMC (now Mosaic) has been supplying USAC with approximately two million short tons of mined phosphate rock each year under the agreement. As part of the extension in 1999, USAC paid a $57 million advance to IMC in 2000. In September 2004, IMC exercised its contractual right to terminate the agreement effective October 1, 2007. The early termination of the agreement resulting from the parties’ global resolution, which would result in a payment to USAC of $84 million as outlined above, will allow Mosaic to retain the two million tons of phosphate rock otherwise supplied to USAC on an annual basis and will provide additional operational flexibility for Mosaic’s Florida mining operations. The early termination is not expected to have a material impact on the company’s earnings.

As part of the global resolution, Mosaic would also agree to acquire certain equipment, spare parts and real property containing approximately three million tons of unmined phosphate reserves from USAC in exchange for shares of Mosaic common stock having a value of approximately $38 million upon the closing of the transactions. USAC would be restricted in its ability to divest these shares for a period of 18 months after the closing date. The unmined reserves are located near Mosaic’s phosphate rock mines in Central Florida. Mosaic would not assume any liabilities (including any closure liabilities) of USAC.

In addition, as a final component of the global resolution between the parties Mosaic would agree to pay approximately $10 million to USAC to settle an existing lawsuit which has been pending since 2003 relating to prior pricing disputes under the phosphate rock sales agreement. In the settlement, the lawsuit would be voluntarily dismissed with prejudice against Mosaic and all related parties.

The transactions contemplated under the global resolution are non-binding and are subject to approvals of the boards of directors of Mosaic and USAC as well as approvals of any applicable regulatory agencies or governments. The parties intend to finalize definitive agreements and close on the transactions by mid-December, 2005.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, the predictability of fertilizer markets and raw material markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risks including, but not limited to, changes in policy by foreign governments and changes in environmental, the ability of The Mosaic Company to complete the transactions contemplated herein, approval of any applicable governmental authorities and other governmental regulation. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.